Exhibit 99.1

For Immediate Release                    Contact: Timothy J. Reid (785) 295-6695

PAYLESS SHOESOURCE ANNOUNCES FOURTH QUARTER AND FISCAL YEAR-END RESULTS AND GUIDANCE FOR FISCAL YEAR 2003

COMPANY ALSO ANNOUNCES BOARD OF DIRECTORS APPROVES A 3:1 STOCK SPLIT

      TOPEKA, Kan., February 28, 2003 - Payless ShoeSource, Inc. (NYSE:PSS) today reported that for the fourth quarter of fiscal 2002, which ended February 1, 2003, diluted earnings per share were $0.22, including a non-recurring benefit of $0.07 cents per diluted share resulting from lower than anticipated net costs associated with the company's restructuring recorded in the fourth quarter 2001. This compares with a loss of $1.53 per diluted share during the fourth quarter of fiscal 2001, including non-recurring charges of $1.94 per diluted share associated with the company's 2001 restructuring actions. Excluding the non-recurring items, diluted earnings per share were $0.15 in the fourth quarter 2002 and $0.41 in the fourth quarter 2001.

      Diluted earnings per share for the fiscal year 2002 were $4.64, compared with diluted earnings per share of $2.01 for the fiscal year 2001. Diluted earnings per share in the fiscal year 2002 were benefited by $0.13 due to lower than anticipated restructuring costs, including $0.06 from the second and third quarters as previously announced. Excluding the non-recurring items, the company's diluted earnings per share in the fiscal year 2002 were $4.51, a 15 percent increase from diluted earnings per share of $3.91 in the fiscal year 2001.

      The company recorded net earnings of $5.1 million during the fourth quarter 2002 compared with a net loss of $34.0 million during the fourth quarter 2001. Excluding the non-recurring items, net earnings were $3.4 million in the fourth quarter 2002 and $9.1 million in the fourth quarter 2001. In the fiscal year 2002, net earnings were $105.8 million compared to $45.4 million during the fiscal year 2001. Excluding the non-recurring items, net earnings were $102.8 million in the fiscal year 2002 and $88.5 million in the fiscal year 2001.

      Company sales for the fourth quarter 2002 totaled $650.5 million, a 1.3 percent increase from $642.3 million during the fourth quarter 2001. In the fourth quarter 2002, same-store sales decreased 0.5 percent from the fourth quarter 2001. Company sales for the fiscal year 2002 totaled $2.88 billion, a
1.2 percent decrease from $2.91 billion in the fiscal year 2001. During the fiscal year 2002, same-store sales decreased 3.2 percent.

                                                 Payless ShoeSource, Page 2 of 8

      Gross margin was 25.9 percent of sales in the fourth quarter 2002 versus
28.4 percent in the fourth quarter 2001. The decline resulted from additional freight costs associated with the work stoppage at the West Coast ports. In addition, delayed receipts compressed the selling period for some merchandise resulting in a higher than anticipated level of markdowns. All merchandise that was affected by the work stoppage was received by fiscal year-end. For the full fiscal year 2002, gross margin was 30.3 percent of sales, compared with 30.3 percent in the fiscal year 2001.

      Selling, general and administrative expenses decreased during the fourth quarter 2002 by $4.3 million from the fourth quarter 2001. The decline resulted primarily from the reversal of accruals for employee incentive programs. As a percent of sales, SG& A expenses were 24.9 percent in the fourth quarter 2002 versus 25.9 percent in the fourth quarter 2001. In the fiscal year 2002, SG&A expenses declined by $19.3 million versus last year and were 24.2 percent of sales versus 24.6 percent in the fiscal year 2001. The reduction reflects the benefits of the company's restructuring actions. The company previously announced that the annualized benefit of the restructuring would be in the range of $25 million to $30 million, including cost of sales and SG& A. Performance in 2002 was consistent with that estimate.

      As of the end of the fiscal year 2002, the company had closed 93 under-performing stores of the 104 stores originally identified as part of the restructuring. Based on further analysis, the company determined not to close seven of the 104 stores. The remaining four stores will be closed in 2003. At the end of the fourth quarter 2002, a $3.8 million reserve remained, from the original $41.4 million cash charge, to complete the restructuring.

Balance Sheet

      The company ended the fiscal year 2002 with a cash balance of $74 million.

      Total company inventories at the end of fiscal year 2002 were $452 million compared to $340 million at the end of fiscal year 2001. In the second quarter 2002, the company began to recognize beneficial ownership of certain raw material inventory as part of a restructuring of its supply chain organization. Year-end 2002 inventory includes $15 million of these raw materials. Average total inventory per store increased 32.5 percent compared with the end of last year. This increase is consistent with the company's expectations, as announced at the end of the third quarter 2002. It reflects the company's implementation of its repositioning strategy, assuring customers of greater availability and a broader selection of merchandise.

                                                 Payless ShoeSource, Page 3 of 8

      Long-term debt, including current maturities, declined by $87 million in the fiscal year 2002. The company's debt to capital ratio was 30 percent at the end of the fiscal year 2002, compared with 41 percent at the end of the fiscal year 2001.

Chairman's Comments

      "During 2002, Payless ShoeSource achieved earnings growth in a challenging retail environment. In addition, the company generated sufficient cash flow to increase working capital, reduce debt and maintain a strong cash position at year-end," said Steven J. Douglass, Chairman and Chief Executive Officer of Payless. " We have the flexibility to manage inventory to meet our customers' demands for greater availability and a broader selection of merchandise, consistent with our repositioning strategy. Current inventory is fresh and response from customers has been positive."

Capital Expenditures

      Total capital expenditures for the fiscal year 2002 were $98.8 million, including a $9.1 million contribution from the company's joint venture partners, for a net of $89.7 million. Payless expects total capital expenditures for fiscal 2003 to be approximately $130 million, including a $7 million contribution from the company's joint venture partners in Latin America, for a net of $123 million. The increase will support a larger number of store remodels to enhance the shopping environment for customers as part of the repositioning strategy, and systems development.

      In the fourth quarter 2002, the company opened 72 new stores and closed 42, bringing the total store count to 4,992. During the fiscal year 2002, the company opened 232 stores and closed 204, for a net increase of 28. For the fiscal year 2003, the store count is expected to increase by 50 - 60 net new stores.

Marketing

      Payless continues to drive its merchandising message to the marketplace by leveraging the credibility, popularity and style expertise of two celebrities:
Star Jones and Ana Maria Conseco. These celebrities are important components in Payless' integrated customer communications campaigns, which include print and television advertising, in-store signage and public relations. The campaigns are designed to accelerate consumer understanding of Payless as the smart shopper's choice for fashion-right, value-priced footwear and accessories.

                                                 Payless ShoeSource, Page 4 of 8

International Operations

      During the fourth quarter 2002, the company opened 20 new stores in the Central American and Caribbean region, ending the year with 121 stores in 8 countries in this region. The company intends to open 25 - 30 stores in this region during the fiscal year 2003. The company believes the Central American and Caribbean region represents a 150 to 200 store opportunity.

      In addition, during the fourth quarter 2002 Payless opened 13 new stores in South America. The company now operates 42 stores in this region, in the countries of Ecuador, Peru and Chile. The company intends to open 10 - 15 stores in this region during the fiscal year 2003, and believes the Andean region of South America to be approximately a 300-store opportunity.

      The company is currently operating 274 stores in Canada and expects to open approximately 10 net new Canadian stores during the fiscal year 2003. Payless continues to explore additional opportunities to expand its core business in new International markets.

Stock Split

      The company also announced that its Board of Directors has authorized a 3:1 split of the company's common stock in the form of a stock dividend payable on March 27, 2003 to shareowners of record as of March 13, 2003. This action is intended to increase the liquidity of the company's stock and provide a more attractive entry price for shareowners, affording the company the potential to broaden its shareowner base. All of the share and per-share numbers presented in this press release are calculated on a pre-split basis.

Outlook for First Quarter and Full Year 2003

      For the first quarter 2003 Payless ShoeSource anticipates low single-digit positive same-store sales, and diluted earnings per share in the range of $1.15
- $1.25, calculated on a pre-split basis. The company recorded earnings per diluted share of $1.05 in the first quarter 2002. For the fiscal year 2003, the company expects low single-digit positive same-store sales and diluted earnings per share in the range of $4.65 - $5.25, calculated on a pre-split basis. The company intends to begin reporting share and per share data on a post-split basis after March 27, 2003.

                                                 Payless ShoeSource, Page 5 of 8

Payless ShoeSource, Inc. is the largest family footwear retailer in the Western Hemisphere. The company operates a total of 4,992 stores offering quality family footwear and accessories at affordable prices. In addition, customers can buy shoes over the Internet through Payless.comsm, at www.payless.com.

This release contains forward-looking statements relating to such matters as anticipated financial performance, international expansion opportunities, consumer spending patterns, share repurchases, capital expenditure plans, business prospects, products, future store openings, possible strategic alternatives and similar matters. Forward looking statements are identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," or variations of such words. A variety of known and unknown risks and uncertainties and other factors could cause actual results and expectations to differ materially from the anticipated results or expectations which include, but are not limited to: changes in consumer spending patterns; changes in consumer preferences and overall economic conditions; the impact of competition and pricing; changes in weather patterns; the financial condition of the company's suppliers and manufacturers; changes in existing or potential duties, tariffs or quotas; changes in relationships between the United States and foreign countries, changes in relationships between Canada and foreign countries; economic and political instability in foreign countries, or restrictive actions by the governments of foreign countries in which suppliers and manufacturers from whom the company sources are located or in which the company otherwise does business; changes in trade and/or tax laws; fluctuations in currency exchange rates; availability of suitable store locations on acceptable terms; the ability to hire and retain associates; performance of other parties in strategic alliances; and general economic, business and social conditions, performance of our partners in joint ventures, the ability to comply with local laws in foreign countries and threats or acts of terrorism. Please refer to the company's 2001 Annual Report and its Form 10-K for the fiscal year ended February 2, 2002, for more information on these and other risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

[Unaudited Consolidated Condensed Statement of Earnings, Balance Sheet and Statement of Cash Flows Attached]

NOTES REGARDING ATTACHMENTS:

o The consolidated condensed statement of earnings, balance sheet and statement of cash flows have been prepared in accordance with the company's accounting policies as described in the company's 2001 Form 10-K, on file with the Securities and Exchange Commission, and should be read in conjunction with the 2001 Annual Report to Shareowners. In the opinion of management, this information is fairly presented, and all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods have been included.

                            PAYLESS SHOESOURCE, INC.
                  CONSOLIDATED CONDENSED STATEMENT OF EARNINGS
                                   (UNAUDITED)

(Millions, except per share data)
                                                     13 Weeks                  52 Weeks
                                              -----------------------   -----------------------
                                                Ended         Ended       Ended        Ended
                                                Feb. 1,      Feb. 2,      Feb. 1,      Feb. 2,
                                                 2003         2002         2003         2002
                                              ----------   ----------   ----------   ----------

Net retail sales                                $650.5       $642.3       $2,878.0     $2,913.7

Cost of sales                                    482.2        460.1        2,006.1      2,032.3
                                                ------       ------       --------     --------
Gross Margin                                     168.3        182.2          871.9        881.4

Selling, General and Administrative Expenses     162.2        166.5          696.6        715.9

Non-recurring (benefit) charge                    (2.2)        65.6           (2.8)        65.6
                                                ------       ------       --------     --------
Operating Profit                                   8.3        (49.9)         178.1         99.9

Interest expense, net                              3.9          6.2           19.2         28.1
                                                ------       ------       --------     --------
Earnings (Loss) Before Income Taxes,               4.4        (56.1)         158.9         71.8
and Minority Interest

Provisions (Benefits) for income taxes             1.6        (21.4)          58.0         27.6
                                                ------       ------       --------     --------
Net Earnings (Loss) Before Minority Interest       2.8        (34.7)         100.9         44.2

Minority Interest                                  2.3          0.7            4.9          1.2
                                                ------       ------       --------     --------
Net Earnings (Loss)                             $  5.1       $(34.0)      $  105.8     $   45.4
                                                ======       ======       ========     ========

Diluted earnings (loss) per share               $ 0.22       $(1.53)      $   4.64     $   2.01

Basic earnings (loss) per share                 $ 0.22       $(1.53)      $   4.68     $   2.04

Diluted weighted average shares outstanding       22.8         22.2           22.8         22.6

Basic weighted average shares outstanding ..      22.7         22.2           22.6         22.2

                            Payless ShoeSource, Inc.
                      CONSOLIDATED CONDENSED BALANCE SHEET
                                   (UNAUDITED)

                                                     February 1,     February 2,
(dollars in millions)                                   2003            2002
                                                     -----------     -----------
ASSETS:

Current Assets:
      Cash and cash equivalents                        $   74.4       $   92.3
      Restricted Cash                                      28.5            9.5
      Merchandise inventories                             452.5          339.5
      Current deferred income taxes                        16.4           31.0
      Other current assets                                 61.8           64.2
                                                       --------       --------
Total Current Assets                                      633.6          536.5

Property and Equipment:
      Land                                                  7.6            8.1
      Property, buildings and equipment                 1,120.0        1,065.4
      Accumulated depreciation                           (701.3)        (632.7)
                                                       --------       --------
      Property and equipment, net                         426.3          440.7

Favorable Leases, net                                      34.3           37.5

Deferred Income Taxes                                      29.0           35.1

Other Assets                                               27.6           19.4
                                                       --------       --------

TOTAL ASSETS                                           $1,150.8       $1,069.2
                                                       ========       ========

LIABILITIES AND EQUITY:

Current Liabilities:
      Current maturities of
        long-term debt                                 $   83.2       $   65.9
      Notes Payable                                        28.5            9.5
      Accounts payable                                    106.4           73.5
      Accrued expenses                                    123.7          142.3
                                                       --------       --------
Total Current Liabilities                                 341.8          291.2

Long-Term Debt                                            140.7          245.1
Other Liabilities                                          52.3           59.2
Minority Interest                                          17.8            6.7

Equity                                                    598.2          467.0
                                                       --------       --------
TOTAL LIABILITIES AND EQUITY                           $1,150.8       $1,069.2
                                                       ========       ========

                            Payless ShoeSource, Inc.
                 CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)

                                                     Year Ended      Year Ended
                                                    February 1,      February 2,
(dollars in millions)                                   2003            2002
                                                    ------------     -----------

OPERATING ACTIVITIES:
Net Earnings                                          $ 105.8         $  45.4
Adjustments for noncash items
  included in earnings:
     Non-cash component of non-recurring
       charge                                            --              28.6
     Loss on disposal of assets                          11.9            10.2
     Depreciation and amortization                      100.6           102.9
     Amortization of unearned restricted
       stock                                              0.9             4.0
     Deferred income taxes                               20.8           (24.1)
     Minority interest                                   (4.9)           (1.2)
Changes in working capital:
     Merchandise inventories                           (113.0)           16.1
     Other current assets                                 2.4           (10.4)
     Accounts payable                                    32.9           (15.5)
     Accrued expenses                                   (18.6)           19.0
Other assets and liabilities, net                       (11.4)           (0.2)
                                                      -------         -------
TOTAL OPERATING ACTIVITIES                              127.4           174.8
                                                      -------         -------
INVESTING ACTIVITIES:
Capital expenditures                                    (98.8)         (102.8)
Disposition of property and equipment                     3.9             1.6
                                                      -------         -------
TOTAL INVESTING ACTIVITIES                              (94.9)         (101.2)
                                                      -------         -------
FINANCING ACTIVITIES:
Issuance of notes payable                                19.0             9.5
Restricted cash                                         (19.0)           (9.5)
Issuance of long-term debt                                4.0             3.3
Repayments of long-term debt                            (91.1)          (17.9)
Net issuances of common stock                            20.7            16.2
Contributions by minority owners                         17.2             6.8
Other financing activities                               (1.2)           (0.1)
                                                      -------         -------
TOTAL FINANCING ACTIVITIES                              (50.4)            8.3
                                                      -------         -------
INCREASE (DECREASE) IN CASH                             (17.9)           81.9

Cash and Cash Equivalents, Beginning of Period           92.3            10.4
                                                      -------         -------
Cash and Cash Equivalents, End of Period              $  74.4         $  92.3
                                                      =======         =======